Rule 424 (b) (3)
Registration No. 333-210526

U.S. $20,000,000,000.00
National Rural Utilities CFC
VARIABLE DENOMINATION FLOATING
RATE DEMAND NOTES

Pricing Supplement No.31 March 17, 2017
TO PROSPECTUS Dated March 31, 2016

Interest Rate:	0.750% per annum
Rates will be set daily. Eligible Investor [1] will purchase a Variable Rate Note, containing a promise from CFC to repay the note plus interest upon the receipt of a Redemption Notice from the Eligible
Investor.

Period Beginning:	March 17, 2017

[1] Generally CFC members and other rural utilities which have been determined to satisfy federal and state eligibility criteria.